Exhibit 7

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

THE BUYERS

DEED OF UNDERTAKING

William Fry
Solicitors
Fitzwilton House
Wilton Place
Dublin 2
www.williamfry.ie

© William Fry 2011

021444.0001.IOS

CONTENTS

1.	INTERPRETATION	3

2.	COMMENCEMENT	7

3.	UNDERTAKINGS RE CONDITIONS	7

4.	CONDUCT DURING RELEVANT PERIOD	8

5.	BUYER PURCHASES	8

6.	BOI CONFIRMATIONS	9

7.	FEES	10

8.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	10

9.	THE BUYER TRANSACTIONS	10

10.	NOTIFICATION OF CERTAIN EVENTS	12

11.	PRE-EMPTION	12

12.	EXPIRY	13

13.	GENERAL	13

14.	ASSIGNMENT, NOVATION	14

15.	NOTICES	15

16.	GOVERNING LAW AND SUBMISSION TO JURISDICTION	16

SCHEDULE 1		17

THIS DEED is made on                          July 2011

BETWEEN:
IT IS AGREED as follows:

THE GOVERNOR AND COMPANY OF THE
BANK OF IRELAND
a chartered corporation registered in Ireland
with registered no C-1
whose registered office is at
40 Mespil Road, Dublin 4, Ireland
(hereinafter called "BoI")

- and -

THE PERSONS WHOSE NAMES ARE SET OUT
IN SCHEDULE 1
(hereinafter called the “Buyers” and each a “Buyer”)

1.	Interpretation

1.1	Definitions

Terms and expressions defined in the Underwriting Agreement shall have the same meanings where such terms and/or expressions are used in this Deed, unless otherwise defined in this Deed.

In this Deed the following expressions shall, unless the context otherwise requires, have the following meanings:

“2009 Preference Stock”, the 3,500,000,000 units of Perpetual Non-Cumulative Redeemable Preference Stock of €0.01 each issued on 31 March 2009 by BoI to the Commission for a subscription price of €1.00 per unit, 1,837,041,304 units of which remain in issue;

“ACSM Hybrids”, the €600 million Guaranteed Step-up Callable Perpetual Preferred Securities issued by Bank of Ireland UK Holdings plc in March 2001 and the £350 million 6.25% Guaranteed Callable Perpetual Preferred Securities issued by Bank of Ireland UK Holdings plc in March 2003;

“Associated Entity”, in respect of each Buyer, any company or other entity controlled by that Buyer or which controls or is under common control with that Buyer and any fund or partnership managed by any such company or entity;

“BoI Group”, BoI and its subsidiaries and subsidiary undertakings from time to time;

“BoI Ordinary Stock”, units of ordinary stock of €0.05 (five cent) each in the issued stock of BoI;

“Business Plan”, the BoI Group Fortress 2 Investment Case, Updated 5 Year Plan, dated 18 May 2011;

“Buyer Commitments”, the several obligations of each Buyer to purchase up to a specified number of units of BoI Ordinary Stock pursuant to the Stock Purchase Agreements;

“Buyer Transactions”, the purchase by the Buyers of the Sale Stock under the Stock Purchase Agreements and other agreements, letters and arrangements contemplated and/or provided therein;

“Buyers’ Group”, in respect of each Buyer means that Buyer, any company or entity controlled by that Buyer or which controls that Buyer or which is under common control with that Buyer and any fund or partnership managed by that Buyer or any such company or entity;

“CCN Agreement”, the agreement to be entered into on the date hereof between (amongst others) the Minister and the Buyers, providing for certain matters relating to the Contingent Convertible Notes;

“Commission”, the National Pensions Reserve Fund Commission;

“Commission Indemnity”, the indemnity given to the Commission (as well others) pursuant to Clause 17.1(b) of the Underwriting Agreement;

“Completion Dates”, the dates on which the Buyers complete acquisitions of BoI Ordinary Stock pursuant to the Stock Purchase Agreements and each a “Completion Date”;

“Conditional Stock Purchase Agreement”, the agreement entered into on the date of this Deed between the Minister, the Commission, the NTMA and the Buyers pursuant to which the Buyers will purchase BoI Ordinary Stock from the Commission;

"Conditions", the conditions listed in Clause 2 of the Stock Purchase Agreement and in Clause 2 of the Conditional Stock Purchase Agreement;

“Contingent Capital Instrument”, shall have the meaning given to that term in the Prospectus;

“Contingent Convertible Notes”, the €1,000,000,000 10% Contingent Capital Tier 2 Notes due 2016 of BoI, which shall be issued by BoI to the Minister in accordance with a Note Purchase Agreement dated 8 July 2011 between BoI and the Minister;

“Debt for Equity Offers”, shall have the meaning given to that term in the Prospectus;

"Deed", this Deed and the schedule(s);

“Disclosure Letter”, the disclosure letter dated 18 June 2011 from BoI to the Minister, the Commission and the NTMA;

“Equity Securities”, the ordinary stock of BoI and any other securities convertible into, exchangeable for or conferring a right to subscribe for, ordinary stock of BoI, other than such Contingent Convertible Notes as are issued pursuant to the Note Purchase Agreement dated 8 July 2011;

"Fairfax", Fairfax Financial Holdings Limited, having its registered office at 95 Wellington Street, Suite 800, Toronto, Ontario, M5J 2N7, Canada;

"First Completion Date", the first of the Completion Dates pursuant to the Conditional Stock Purchase Agreement;

“Fully Diluted Ordinary Stock Capital”, the aggregate issued Equity Securities of BoI from time to time;

“Initial Proportion”, in respect of each Buyer, the proportion of the Fully Diluted Ordinary Stock Capital held by it and its Associated Entities from time to time which is Sale Stock  (including for the avoidance of doubt, BoI Ordinary Stock acquired by way of rights issues, bonus issues and issues in lieu of dividends declared upon the Sale Stock and subsequently upon BoI Ordinary Stock so acquired), expressed as a percentage;

“Issuer Agreement”, the agreement to be entered into on the date hereof between the Buyers and BoI, providing for certain matters relating to the Contingent Capital Notes;

“New Registration Rights Agreement”, means the registration rights agreement, in the agreed form, between BoI and the Buyers to be entered into on the date of this Deed;

“PIBs”, BoI 13.375% unsecured perpetual subordinated Bonds (ISIN: GB 0000510312) issued by BoI (in substitution for Bristol and West plc);

“Pre-emptive Basis”, in respect of each of the Buyers, an offer or issuance of Equity Securities in relation to which such Buyer has been afforded an opportunity to participate at the same offer or issue price per unit of the Equity Securities as generally offered pursuant to that offer or issuance on a pro-rata basis, meaning on a basis which would enable such Buyer to maintain that Buyer’s Initial Proportion of the Fully Diluted Ordinary Stock Capital immediately following such offer or issuance at the same level as that existing immediately prior to such offer or issuance;

“Prospectus”, the prospectus issued by BoI dated 18 June 2011;

“Relevant Period”, the date of this Deed up to and including the Third Completion Date pursuant to the Conditional Stock Purchase Agreement;

"Rights Issue", the offer of €1,757,788,903 (one billion, seven hundred and fifty-seven million, seven hundred and eighty eight thousand nine hundred and three euro) plus expenses (estimated to be €150,000,000 (one hundred and fifty million euro)), by way of rights to Qualifying Stockholders, where eligible to participate, to acquire Rights Issue Stock on the terms and subject to the conditions in the Prospectus and also, where relevant, the Provisional Allotment Letters;

"Rights Issue Stock", 19,077,889,032 (nineteen billion, seventy-seven million, eight hundred and eight-nine thousand and thirty two) units of new BoI Ordinary Stock to be allotted and issued by BoI pursuant to the Rights Issue;

“Sale Stock”, all units of BoI Ordinary Stock sold pursuant to the Stock Purchase Agreements;

“SPA Completion Date”, the date on which the purchase of BoI Ordinary Stock from the Commission pursuant to the Stock Purchase Agreement is completed;

“Stock Purchase Agreement”, the agreement entered into on the date of this Deed between inter alia the Commission and Fairfax (one of the Buyers) pursuant to which certain of the Buyers will purchase 2,413,352,900 units of BoI Ordinary Stock from the Commission;

“Stock Purchase Agreements”, the Stock Purchase Agreement and the Conditional Stock Purchase Agreement;

"Takeover Act and Rules", the Irish Takeover Panel Act 1997 (as amended) and the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended);

“Third Completion Date”, the third of the Closing Dates pursuant to the Conditional Stock Purchase Agreement;

“Transaction Agreements”, the Stock Purchase Agreements, the CNN Agreement, the Issuer Agreement, the New Registration Rights Agreement, this Deed and all agreements and arrangements thereby contemplated or provided for;

“Underwriting Agreement”, the agreement dated 18 June 2011 between the Minister, the Commission, the NTMA, BoI, the Sponsors and the Joint Bookrunners, pursuant to and subject to the terms of which the Minister has directed the Commission to underwrite the Rights Issue.

1.2	In this Deed, unless the context otherwise requires:

1.2.1
any reference to a document being "in the agreed form" or "agreed form" means in the form of the draft or proof thereof signed or initialled for the purpose of identification by, the solicitors for the parties thereto, or as otherwise evidenced as being in the agreed form by communications between the parties to this Deed or their legal advisers.  No such initialling shall imply approval for all or any part of its contents by or on behalf of the person initialling it or any of the parties to this Deed;

1.2.2	a reference to:

(a)	any party includes its successors in title and permitted assigns;

(b)
a "person" includes any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person's personal representatives, successors or permitted assigns;

(c)	a "company" will be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(d)	a recital, Clause, paragraph, or Schedule, unless otherwise specified, is a reference to a recital, Clause, paragraph of or Schedule to this Deed;

(e)	writing or similar expressions includes, unless otherwise specified, transmission by facsimile but excludes e-mail;

(f)	the singular includes the plural and vice versa and references to one gender includes all genders;

(g)	"day" or a "Business Day" will mean a period of 24 (twenty-four) hours running from midnight to midnight;

(h)	a "month" will mean a calendar month;

(i)	times are to time in Ireland;

(j)
a reference to a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland and a "subsidiary" or "holding company" is to be construed in accordance with Section 155 of the Companies Act 1963 of Ireland; and

(k)	any other document referred to in this Deed is a reference to that document as amended, varied, novated or supplemented at any time.

1.2.3	a reference to a statute or statutory provision will be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(a)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(b)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(c)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it,

in each case, prior to the date of this Deed; and

1.2.4
any phrase introduced by the terms "including", "include" and "in particular" or any similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms.

1.3	The table of contents and headings in this Deed are inserted for convenience only, and they are to be ignored in the interpretation of this Deed.

2.	Commencement

The respective Buyer Commitments of each of the Buyers under the Stock Purchase Agreements are conditional upon the fulfilment or waiver of the Conditions in accordance with the terms of the Stock Purchase Agreements.  BoI, having determined that it is in its best interests and the interests of its stockholders, has entered into this Deed in consideration of the Buyers entering into the Stock Purchase Agreement (as appropriate) and BoI’s obligations pursuant to or as contemplated by this Deed will commence on the date of this Agreement.

3.	Undertakings re Conditions

3.1	BoI hereby undertakes as a separate covenant with each of the Buyers to :

3.1.1
request and, to the extent reasonably within its power to do so, obtain such approvals, authorisations, permits, consents and waivers as may be required in relation to the Buyer Transactions from the BoI Stockholders and/or from any government, state or other regulatory body;

3.1.2
without prejudice to the provisions of Clause 3.1.1, assist in the application for and the obtaining of the grant of such waivers, consents, confirmations, clarifications and derogations under the Takeover Act and Rules as each of the Buyers deem necessary or desirable, including any derogation from and/or waiver of Rules 5 and  9 of the said Rules, to convene any requisite general meeting(s) of its shareholders or independent shareholders in relation thereto and generally to do all acts and things requisite therefor, and for any supporting independent shareholders’ whitewash approval;

3.1.3
to the extent reasonably within its power to do so, execute or cause to be executed all such documents and provide or cause to be provided all such information, and do or cause to be done all such things as may be required by or necessary to comply with the requirements of the Central Bank, the UK Listing Authority, the Irish Stock Exchange, the London Stock Exchange, the New York Stock Exchange, Euroclear and all other applicable legislation and regulation, in each case in connection with the applications referred to in Clause 3.1.1 and 3.1.2, the Buyer Transactions and the Transaction Agreements;

3.1.4
to carry out an analysis of the law and regulation in those jurisdictions where it conducts banking, insurance and/or other regulated operations to determine if there are or might be any restrictions (including the requirement to seek regulatory approvals or consents) or prohibitions on the acquisition or potential acquisition of the Sale Stock by the Buyers (the "Regulatory Analysis") and to inform the Buyers of the results of that analysis provided that such analysis is provided to the Buyers for information purposes only and on a non-recourse basis and compliance with any applicable law or regulation by the Buyers shall be solely the responsibility of the Buyers.  To the extent that the Regulatory Analysis identifies any jurisdiction where regulatory approvals or consents may be required in connection with the acquisition or potential acquisition of the Sale Stock by the Buyers, BoI undertakes to take all such steps reasonably within its power in order to obtain or to assist the Buyers in obtaining such regulatory approvals or consents;

3.1.5	enter into the New Registration Rights Agreement with each of the Buyers;

3.1.6	enter into the Issuer Agreement; and

3.1.7
prepare and post a circular to BoI’s stockholders to convene the extraordinary general court of BoI (“EGC”) at which a resolution will be proposed for independent stockholders for the purposes of obtaining the Takeover Panel’s waiver of the application of Rule 9 of the Irish Takeover Rules to the purchase by the Buyers of the Third Sale Stock (pursuant to and as that term is defined in the Conditional Purchase Agreement),  such EGC to be convened for as soon as reasonably possible and in any event not later that seven weeks after the date of this Agreement.

3.2
Provided that each Buyer and its Associated Entities may in its absolute discretion decline to provide some or all documentation requested for the purpose of obtaining the approvals, authorisations, permits, consents and waivers referred to in Clause 3.1.1, each of the Buyers undertakes on a several basis with BoI to assist it in its application for, and obtaining of, the approvals, authorisations, permits, consents and waivers referred to in Clause 3.1.1.

4.	Conduct during Relevant Period

BoI shall procure that during the Relevant Period the business of BoI shall be carried out in its ordinary and usual course and in a reasonable and prudent manner, provided that the taking of any action or occurrence of any matter disclosed in the Prospectus or the Business Plan shall not be deemed to be a breach of or restricted by this Clause 4.

5.	Buyer Purchases

5.1
As soon as practicable after 11.00 am on the Acceptance Date and, in any event, by not later than 5.00 pm on the Acceptance Date, BoI will (or will procure that the Receiving Agent will) notify the Buyers in writing of the number of units of Rights Issue Stock which have not been taken up.  Whether or not any units of Rights Issue Stock have been taken up shall be determined in accordance with the provisions of Schedule 7 of the Underwriting Agreement.

5.2	BoI shall by not later than 7.00 p.m. on the first Dealing Day after the Acceptance Date inform the Buyers of the number of units of Residual Stock.

5.3
On each Completion Date, BoI shall register the transfers provided for in the Stock Purchase Agreements and enter each of the Buyers in its register of members as a stockholder of BoI in respect of the BoI Ordinary Stock transferred to such Buyer and (if required) issue an appropriate share certificate to each Buyer.

5.4	On each Completion Date, BoI shall certify to each Buyer:

5.4.1	the percentage which the Sale Stock being transferred represents:

(a)	of BoI’s Fully Diluted Ordinary Stock Capital;

(b)	of BoI Ordinary Stock then in issue; and

5.4.2	the BoI Ordinary Stock then held by the Government Parties.

6.	BoI Confirmations

6.1	Subject to Clause 6.2, BoI hereby confirms to each of the Buyers that:

6.1.1
execution or performance of the Buyer Transaction and the Transaction Agreements (each as disclosed to BoI) and/or the publication, execution or performance of any documents relating thereto (each as disclosed to BoI) does not:

(a)
conflict with or result in the material breach of or constitute a material default under any of the terms, conditions or other provisions of any material contract, permit, authorisation, consent, requirement, instrument or arrangement to which any member of the BoI Group is a party or by which any member of the BoI Group is bound and which is necessary for any member or members of the BoI Group for the purposes of carrying on its/their business in the ordinary course as heretofore or the loss of which would have a material adverse effect on the BoI Group or any member of the BoI Group; or

(b)
relieve any person from any material obligation to any member of the BoI Group or enable any person to determine or avoid any such obligation or any material right or benefit enjoyed by any member of the BoI Group or enable any person to exercise any right under any of the terms, conditions or other provisions of any material contract, permit, authorisation, consent, requirement, instrument or arrangement to which any member of the BoI Group is a party or which any member of the BoI Group is bound by; or

(c)	vary or accelerate the rights of any person, or enable any person to exercise any right, under any Incentive Scheme; or

(d)
constitute a change of control or any other event provided for in any correspondence, contract, permit, authorisation, consent, requirement, instrument or arrangement to which any member of the BoI Group is a party or by which any member of the BoI Group is bound so as to enable or entitle any Director, Senior Executive or employee of any member of the BoI Group to receive any form of financial compensation, cash payment or severance arrangement.

6.1.2
execution or performance of its obligations in respect of the Transaction Agreements and/or the publication, execution or performance of any documents relating thereto complies or will comply (as applicable) in all respects with all agreements to which any member of the BoI Group is a party or by which any such member of the BoI Group is bound, the charter and bye-laws and other constitutional documentation of BoI or any member of the BoI Group, and all applicable laws and regulations in Ireland and elsewhere; and

6.1.3	all units of the Sale Stock to be purchased by the Buyers pursuant to the Stock Purchase Agreements have been properly and validly issued and are fully paid.

6.2
Without limitation to BoI’s obligations under Clause 3.1, BoI makes no confirmation, representation, warranty or confirmation pursuant to Clauses 6.1.1 or 6.1.2 as to whether any of the Buyer Transactions or the Transaction Agreements require any consent, authorisation, circular or stockholder approval pursuant to the Listing Rules or the Takeover Act and Rules and BoI shall not be liable for any loss, expenses or damages arising from or in connection with the purported execution, completion or implementation of any of the Buyer Transactions or Transaction Agreements prior to the obtaining or issuing of any such required authorisation, consent circular or stockholder approval.

7.	Fees

BoI shall pay to each of the Buyers a fee of 0.5% of the consideration paid by it for Sale Stock upon every Completion Date, plus VAT to the extent applicable.  In addition, BoI will bear all vouched costs and expenses of the Buyers in connection with or incidental to the Transaction Agreements and all agreements and documents ancillary thereto (whether or not the obligations of the Buyers under any or all of the said Agreements become unconditional or are terminated), such expenses including, without limitation, the fees and expenses of the professional advisers of the Buyers, due diligence costs, the costs of preparation of all documents connected with the said Agreements and any charges by CREST, all totalling in aggregate not more than €4,000,000 (four million euro) plus any irrecoverable VAT upon such fees and expenses.  The costs and expenses of the Buyers payable hereunder shall accrue and be payable upon the First Completion Date or, if later, at the date(s) upon which they are incurred by or invoiced to the Buyers and BoI will forthwith upon demand by the Buyers (accompanied by the relevant invoice or receipt therefor) pay to or reimburse the full amount of any such costs and expenses up to the aforesaid amount (together with VAT thereon if payable and invoiced accordingly).

8.	Representations, Warranties and Undertakings

8.1
Pursuant to the Conditional Stock Purchase Agreement, the Minister, the Commission and the NTMA have agreed with the Buyers to assign and transfer to the Buyers the benefit of the Commission Warranties and the Commission Indemnity in respect of every unit of Sale Stock acquired by the Buyers. BoI hereby consents and agrees to such assignment and transfer, acknowledges that the Buyers shall be entitled to rely upon the Commission Warranties and the Commission Indemnity in respect of every unit of Sale Stock acquired by them and confirms that, upon their assignment to the Buyers, the Commission Warranties and the Commission Indemnity shall be enforceable by the Buyers against BoI as if the Commission Warranties had been made and the Commission Indemnity had been given directly by BoI to the Buyers in respect of any Losses incurred by the Buyers in connection with any unit of Sale Stock acquired by them.  BoI acknowledges that each of the Buyers is entering into the Transaction Agreements in reliance on the Commission Warranties and each such Commission Warranty will be construed separately and will not be limited by reference (express or implied) to the terms of any other representation, warranty or undertaking or any other term of the Transaction Agreements (or any of them), subject in each case to the terms of the Underwriting Agreement.  The Buyers acknowledge that the assignment of the Commission Warranties is subject to the matters fairly disclosed in the Disclosure Letter.

8.2
Each of the provisions of Clause 16 of the Underwriting Agreement and any other provisions of the Underwriting Agreement dealing with the Commission Warranties shall apply mutatis mutandis to the parties to, and as if re-stated in, this Deed as if each reference therein to any Government Party was to the Buyers.

9.	The Buyer Transactions

9.1	References to Buyers

9.1.1
Subject to BoI’s obligations to comply with applicable law and regulation, the prior consent of each of the Buyers should be obtained prior to the release or publication of any document or announcement to be executed, published or filed in connection with the Buyer Transactions or the Transaction Agreements that refers to any Buyer, or refers to any actions that are contemplated or have been or will be taken by any of the Buyers ("Relevant Documents").  (For the avoidance of doubt, the parties agree that the consent of the Buyers will not be required in respect of the release or publication of documents or announcements relating to the Rights Issue, unless such documents or announcements refer to any Buyer or any actions taken or contemplated to be taken by any of the Buyers.)

9.1.2	Prior to seeking the consent of the Buyers pursuant to Clause 9.1.1, BoI agrees and undertakes that it will subject to BoI’s obligations to comply with applicable law and regulation:

(a)	afford the Buyers such time as they may reasonably require to consider the Relevant Documents to give such consent; and

(b)
submit drafts and revised drafts of the Relevant Documents for review and comment by the Buyers, having afforded the Buyers appropriate time pursuant to Clause 9.1.2(a) to consider such drafts and discuss such comments with the Buyers for the purposes of preparing revised drafts.

9.2	Co-operation, Consultation and Consent

Where any proposed amendment, addition or revision to the timing or structure of the Proposals would, or could be reasonably expected to, vary the rights or obligations or actual or potential liabilities of the Buyers pursuant to or in connection with the Buyer Transactions and/or the Transaction Agreements, BoI will promptly update the Buyers in relation to the same, and will immediately supply any documents or information that the Buyers reasonably require. Furthermore, BoI will not implement any such proposed amendment, addition or revision to the timing or structure of the Proposals without the prior written consent of each of the Buyers.

9.3	Clearances and Consents

Where clearance or consent from any third party (each a "Consent Party") is required to be obtained by BoI for the Buyer Transactions or the Transaction Agreements, BoI agrees to:

9.3.1
promptly update the Buyers on its discussions and negotiations with any Consent Parties, and to immediately supply any documents or information that the Buyers reasonably require to assist in their consideration of the implications of such discussions and negotiations; and

9.3.2	if requested by the Buyers and where it is possible to so do, to arrange for persons nominated by the Buyers to observe or participate in BoI's discussions with Consent Parties.

9.4	Information

Subject to BoI’s obligations to comply with applicable law and regulation, BoI will provide, and procure that each member of the BoI Group will provide, the Buyers with:

9.4.1	any publications, reports and other information with respect to any member of the BoI Group and/or their businesses; and

9.4.2	access to the books and records and management and other employees of any member of the BoI Group and/or their businesses as may reasonably be required in order to allow the Buyers (including any agent or adviser of the foregoing parties) to obtain clearance or consent from a Consent Party or to comply fully with all legal and regulatory and other requirements under any applicable laws and regulations of any jurisdiction applicable to the Buyers as a direct or indirect consequence of their actual stockholdings in BoI or their proposed stockholdings pursuant to the Stock Purchase Agreements or in furtherance of any of the matters referred to in Clause 3.1.

9.5	Expiry

BoI’s obligations under Clause 9 shall expire at the end of the Relevant Period.

10.	Notification of Certain Events

10.1	If following the date of this Deed but any time on or before the end the Relevant Period:

10.1.1	any of the Commission Warranties has become or been discovered to be untrue, inaccurate or misleading in any material respect;

10.1.2
matters have arisen or have been discovered which would, if any of the Offer Documents (or any amendment or supplement thereto) were to be issued at that time, constitute a material omission therefrom or which would render any such Offer Documents (or any amendment or supplement thereto) to be misleading in any material respect;

10.1.3
trading in any securities of BoI has been suspended or materially limited by the Irish Stock Exchange, the London Stock Exchange or the New York Stock Exchange on any exchange or over-the-counter market, or if trading generally on the New York Stock Exchange, the NASDAQ Stock Market, the Irish Stock Exchange or the London Stock Exchange has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices of securities have been required, by any of the said exchanges or by such system or by order of any governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in Ireland, in the United States, or in the United Kingdom or in a member or associated member of the European Union; or

10.1.4
one or more downgradings has occurred, resulting in an aggregate reduction of three or more notches in the senior long-term rating accorded to debt securities of BoI by Standard and Poor's Rating Services or by Fitch Ratings Limited (or, in each case, its successor rating business) compared to the rating accorded by the relevant rating organisation as at the date of this Deed;

then BoI will notify the Buyers immediately.

11.	Pre-emption

11.1
Subject to Clauses 11.2 and 11.3, BoI undertakes to each of the Buyers that it will issue Equity Securities prior to 29 July 2016 only on a Pre-emptive Basis unless such Buyer shall, in its absolute discretion, otherwise agree. This covenant shall confer rights upon each of the Buyers in respect of the issue of Equity Securities to that Buyer on a Pre-emptive Basis and may be enforced or waived by each Buyer without prejudice to the rights of the other Buyers.

11.2	Permitted Exceptions

Clause 11.1 shall not prevent or otherwise restrict BoI from issuing any Equity Securities on a non-Pre-emptive Basis:

11.2.1	to the extent it is required to do so to comply with applicable law or pursuant to a court order to do so in any applicable jurisdiction;

11.2.2	to the extent it is required to do so to comply with the obligations of the BoI Group with respect to the Contingent Capital Instrument, the 2009 Preference Stock and the ACSM Hybrids;

11.2.3	pursuant to the Rights Issue and the Debt for Equity Offers;

11.2.4	pursuant to the offer it may make to holders of the PIBs provided that not more than 300,000,000 units of BoI Ordinary Stock shall be issued pursuant to any offer to holders of the PIBs; and

11.2.5
pursuant to any existing or future authority granted by BoI's Stockholders to permit BoI to issue Equity Securities on a non-Pre-emptive Basis for cash provided that BoI shall not pursuant to any such authority in any calendar year (i) issue more than 5% of its Fully Diluted Ordinary Stock Capital as at 1 January of that year and/or (ii) issue any BoI Ordinary Stock at a discount of greater than 5% to the average closing price of BoI Ordinary Stock for the five immediately preceding dealing days on the Irish Stock Exchange.

11.3	Minimum Shareholding

Clause 11.1 shall only operate for the benefit of a Buyer and be capable of enforcement by such Buyer in each case in circumstances where at the relevant time:

11.3.1	In the case of Kennedy-Wilson Investments, LLC such Buyer (and/or members of the Buyer’s Group) holds more than 0.5% of the Fully Diluted Ordinary Stock Capital; and

11.3.2	In the case of each of the other Buyers (and/or Members of its Buyer’s Group) holds more than 1% of the Fully Diluted Ordinary Stock Capital.

12.	Expiry

Save where an earlier expiry date is provided for in respect of specific Clauses under this Deed, this Deed shall expire on 29 July 2016, provided always that such expiry shall not in any respect extinguish or affect (or constitute a waiver by any of the Buyers of) any rights that the Buyers (or any of them) may have in respect of any breach of the terms of this Deed or failure by BoI to comply with its obligations hereunder prior to such date of expiry.

13.	General

13.1
All of the undertakings and commitments given to the Buyers by BoI under this Deed shall confer rights upon each of the Buyers and any of such rights or commitments of a Buyer may be enforced or waived by such Buyer without prejudice to the rights of the other Buyers.

13.2
Any liability to any party under this Deed may in whole or in part be released, compounded or compromised and time or indulgence may be given by any party in its absolute discretion as regards any other person under such liability without in any way prejudicing or affecting the first party's rights against such other person under the same or a similar liability.

13.3
No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Deed will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.  Any express waiver of any breach of this Deed will not be deemed a waiver of any subsequent breach.

13.4
The rights, powers and remedies provided in this Deed are cumulative and not exclusive of and rights, powers and remedies provided by law; in particular, Bol agrees that damages would not be an adequate remedy for any breach by it of this Deed and that accordingly the Buyers will be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Deed.

13.5
Subject to Clause 12 (Expiry) and, except to the extent already performed, all the provisions of this Deed will, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding the conclusion of any or all of the constituent parts of the Buyer Transactions.

13.6
With regard to the obligations of BoI, time will be of the essence in this Deed, both as regards any dates, times or periods mentioned and as regards any dates, times or periods which may be substituted for them in accordance with this Deed or by agreement in writing between the parties.  For the avoidance of doubt, time will not be of the essence in relation to the obligations of any other party to this Deed.

13.7
This Deed may be entered into in any number of counterparts and by any one or more of the parties to it on separate counterparts but will not be effective until each party has executed at least one counterpart.  Each counterpart when executed and delivered will be an original, but all the counterparts will together constitute one and the same instrument.  Delivery of a counterpart of this Deed by email attachment or telecopy shall be an effective mode of delivery.

13.8
The Transaction Agreements and any other documents referred to therein constitute the whole agreement and understanding between the parties in relation to the Buyer Transactions.  All previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties or any of them with any bearing on the Buyer Transactions are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Deed, are cancelled) to the extent they have such a bearing.

13.9	No variation of this Deed will be effective unless in writing (not including e-mail) and signed by or on behalf of each of the parties.

13.10
All parties will, from time to time on request and at their own expense, do and execute or procure to be done and executed (including by any member of the BoI Group) all necessary acts, deeds, documents and things (as are reasonably within its power) in a form satisfactory to the other parties that the other parties reasonably consider necessary to:

13.10.1	give full effect to this Deed;

13.10.2	secure to all parties the full benefit of the rights, powers and remedies conferred upon the parties in or by this Deed; and

13.10.3
remedy any breach of this Deed which is related to any absence of authority or the existence of any impediment in regard to the performance of the obligations of BoI pursuant to this Deed and pursuant to the terms of the Bye-Laws.

13.11	If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

13.11.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

13.11.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

If any invalid, unenforceable or illegal provision of this Deed would be valid, enforceable and legal if some part of it were deleted, the parties will negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the parties original commercial intention.

14.	Assignment, Novation

14.1
No Buyer will be permitted to assign, novate, transfer or otherwise alienate in any way whatsoever, wholly or partially, all or any of its rights, interests and/or obligations under this Deed without the prior written consent of BoI PROVIDED ALWAYS that each Buyer may transfer, wholly or partially, its rights and/or obligations under this Deed, including by way of assignment and/or novation and/or contribution, to any entity within that Buyer’s Group and the other parties hereby:

14.1.1	consent to any such assignment and/or novation and/or contribution;

14.1.2
agree to do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the Buyers which the Buyers may reasonably consider necessary for giving full effect to this Deed and securing to the Buyers or any person to whom the Buyers have transferred or proposes to transfer its rights and obligations under this Deed in accordance with this Clause 14.1 the full benefit of the rights, powers and remedies conferred upon that Buyer in or by this Deed.

14.2
BoI will not be permitted to assign, novate, transfer or otherwise alienate in any way whatsoever, wholly or partially, all or any of its rights, interests and/or obligations under this Deed without the prior written consent of the other parties.

15.	Notices

15.1	Subject to Clause 15.2, any notice or other communication under this Deed will only be effective if it is in writing.

15.2	Communication by e-mail will not be effective under this Deed.

15.3
Any notice or other communication given or made under this Deed will be addressed as provided in Clause 15.5 and, if so addressed, will, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

15.3.1	if sent by personal delivery, on delivery at the address of the relevant party;

15.3.2	if sent by pre-paid post, two (2) clear Business Days after the date of posting; or

15.3.3	if sent by facsimile, when transmitted.

15.4
Any notice or other communication given or made, or deemed to have been given or made, outside Working Hours will be deemed not to have been given or made until the start of the next period of Working Hours.

15.5	The relevant notice details for the parties hereto are:

15.5.1	if to BoI:

Address:	Head Office 40 Mespil Road Dublin 4

Fax no.	+353 1 661 5671

Attention:	The Group Secretary

15.5.2	if to any of the Buyers, to the address and fax number (if any) set out opposite that Buyer’s name in Schedule 1, with copy to the person(s) if any specified in Schedule 1.

15.6	A party may notify the other parties of a change to its notice details. That notification will only be effective on:

15.6.1	any effective date specified in the notification; or

15.6.2
if no effective date is specified or the effective date specified is less than five (5) clear Business Days after the date when notice is received, the date falling five (5) clear Business Days after the notification has been received.

16.	Governing Law and Submission to Jurisdiction

16.1
This Deed and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual obligations, disputes or claims) will be governed by and construed in accordance with the laws of Ireland.

16.2
Subject to Clause 16.4, each of the parties to this Deed irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.  Subject to Clause 16.4 any proceeding, suit or action arising out of or in connection with this Deed (the "Proceedings") will therefore be brought in the courts of Ireland.

16.3
Notwithstanding the provisions of Clause 16.2, in the event that any Indemnified Person becomes subject to proceedings brought by a third party (the "Foreign Proceedings") in the courts of any country other than Ireland (including, without prejudice to the generality of the foregoing, in any court of competent jurisdiction in the United States) (the "Foreign Jurisdiction"), such Indemnified Person will be entitled, without objection by BoI, to take such steps as are available in the Foreign Jurisdiction, in the circumstances of the Foreign Proceedings, including (if reasonably necessary) the issuing of separate proceedings, to ensure that, any issues between any such Indemnified Person and Bol are determined in the Foreign Jurisdiction as part of, or as closely connected (as the procedure of the Foreign Jurisdiction will permit) with, the Foreign Proceedings and BoI hereby submits to the Jurisdiction of the Foreign Jurisdiction for this purpose.

16.4
Each of the parties to this Deed irrevocably waives any objection to Proceedings or Foreign Proceedings in the courts referred to in Clause 16.2 or 16.3 on the grounds of venue or on the grounds of forum non conveniens.

16.5
BoI agrees to appoint an agent for service of process in any Foreign Jurisdiction other than Ireland in which any other party is subject to legal suit, action or proceedings based on or arising under this Deed within fourteen (14) days of receiving written notice of such legal suit, action or proceedings and the request to appoint such agent for service.  In the event that BoI does not appoint such an agent within fourteen (14) days of the notice requesting it to so, such other party may appoint a commercial agent for service for BoI on BoI's behalf and at Bol's expense and BoI agrees that subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon Bol.

16.6
Each of the Buyers agrees to appoint an agent for service of process in Ireland within fourteen (14) days of receiving written notice of any legal suit, action or proceedings based on or arising under this Deed and the request to appoint such agent for service.  In the event that any Buyer does not appoint such an agent within fourteen (14) days of the notice requesting it to so, BoI may appoint a commercial agent for service for that Buyer on its behalf and at its expense and each Buyer agrees that, subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon that Buyer.

IN WITNESS whereof the parties have entered into this Deed and delivered it as a deed on the date specified above.

SCHEDULE 1

The Buyers

Party	Address	Fax No.
Fairfax Financial Holdings Limited	95 Wellington Street West Suite 800 Toronto Ontario Canada M5J 2N7 For the attention of: Paul Rivett Vice President and Chief Legal Officer	+1 416 367 4946
With a copy to:	William Fry Fitzwilton House. Wilton Place Dublin 2 For the attention of: Owen O’Connell	+353 1 639 5333
Fidelity Contrafund: Fidelity Advisor New Insights Fund	82 Devonshire Street, VI3H, Boston MA 02109 USA For the attention of: Andrew Boyd	+001 617 392 1605
Fidelity Contrafund: Fidelity Contrafund	82 Devonshire Street, VI3H, Boston MA 02109 USA For the attention of: Andrew Boyd	+ 001 617 392 1605
Variable Insurance Products Fund III: Balanced Portfolio	82 Devonshire Street, VI3H, Boston MA 02109 USA For the attention of: Andrew Boyd	+ 001 617 392 1605
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund	82 Devonshire Street, VI3H, Boston MA 02109 USA For the attention of: Andrew Boyd	+001 617 392 1605
Fidelity Securities Fund: Fidelity Dividend Growth Fund	82 Devonshire Street, VI3H, Boston MA 02109 USA For the attention of: Andrew Boyd	+ 001 617 392 1605
Fidelity Capital Trust: Fidelity Value Fund	82 Devonshire Street, VI3H, Boston MA 02109 USA For the attention of: Andrew Boyd	+ 001 617 392 1605

Party	Address	Fax No.
Fidelity Advisor Series I: Fidelity Advisor Value Fund	82 Devonshire Street, VI3H, Boston MA 02109 USA For the attention of: Andrew Boyd	+ 001 617 392 1605
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund	82 Devonshire Street, VI3H, Boston MA 02109 USA For the attention of: Andrew Boyd	+ 001 617 392 1605
Kennedy-Wilson Investments, LLC	Kennedy-Wilson Investments LLC c/o Matt Windisch 9701 Wilshire Boulevard, Suite 700 Beverly Hills CA 90212 USA	+ 001 310 887 6459
With a copy to:	William McMorrow (wmcmorrow@kennedywilson.com) or Mary Ricks (mricks@kennedywilson.com)
WLR/GS Master Co-Investment L.P.	WLR Master Co-Investment GP, LLC c/o WL Ross & Co. LLC 1166 Avenue of the Americas 25th Floor New York 10036 USA For the attention of: James B. Lockhart III	+ 001 212 278 9769 + 001 212 278 9821
With a copy to:	Benjamin Gruder (BenGruder@invesco.com)
WLR Recovery Fund IV, L.P.	WLR Recovery Associates IV LLC c c/o WL Ross & Co. LLC 1166 Avenue of the Americas 25th Floor New York 10036 USA For the attention of: James B. Lockhart III	+ 001 212 278 9769 + 001 212 278 9821
With a copy to:	Benjamin Gruder (BenGruder@invesco.com)
WLR Recovery Fund V, L.P.	WLR Recovery Associates V LLC c/o WL Ross & Co. LLC 1166 Avenue of the Americas 25th Floor New York 10036 USA For the attention of: James B. Lockhart III	+001 212 278 9769 + 001 212 278 9821

Party	Address	Fax No.
With a copy to:	Benjamin Gruder (BenGruder@invesco.com)
WLR IV Parallel Esc, L.P	WLR Recovery Associates IV LLC c/o WL Ross & Co. LLC 1166 Avenue of the Americas 25th Floor New York 10036 USA For the attention of: James B. Lockhart III	+ 001 212 278 9769 + 001 212 278 9821
With a copy to:	Benjamin Gruder (BenGruder@invesco.com)
Capital Research and Management Company	333 South Hope St Los Angeles CA 90071 SA For the attention of: Michael Downer	+ 001 213 486 9041

(EXECUTION PAGE OF DEED OF UNDERTAKING)

The Seal of
THE GOVERNOR AND COMPANY
OF THE BANK OF IRELAND
was affixed in the presence of:

/s/ John O'Donovan
Director/Secretary/Authorised Signatory

/s/ Richie Boucher
Director/Secretary/Authorised Signatory

(EXECUTION PAGE OF DEED OF UNDERTAKING)

SIGNED and DELIVERED AS A DEED on behalf of FAIRFAX FINANCIAL HOLDINGS LIMITED by its authorised signatory in the presence of:	/s/ Paul Rivett
Authorised Signatory (Signature)

Paul Rivett
/s/ James Newman	Print name
Witness (Signature)

James Newman
Print name

Fitzwilton House, Wilton Place, Dublin 2
Print address

(EXECUTION PAGE OF DEED OF UNDERTAKING)

SIGNED and DELIVERED AS A DEED on behalf of FIDELITY CONTRAFUND: FIDELITY ADVISOR NEW INSIGHTS FUND by its authorised signatory in the presence of:	/s/ Jeffrey Christian
Authorised Signatory (Signature)

Jeffrey Christian, Deputy Treasurer
/s/ Suzanne Joyce	Print name
Witness (Signature)

Suzanne Joyce
Print name

82 Devonshire St., V13F, Boston, MA 02109
Print address

SIGNED and DELIVERED AS A DEED on behalf of FIDELITY CONTRAFUND: FIDELITY CONTRAFUND by its authorised signatory in the presence of:	/s/ Jeffrey Christian
Authorised Signatory (Signature)

Jeffrey Christian, Deputy Treasurer
/s/ Suzanne Joyce	Print name
Witness (Signature)

Suzanne Joyce
Print name

82 Devonshire St., V13F, Boston, MA 02109
Print address

SIGNED and DELIVERED AS A DEED on behalf of VARIABLE INSURANCE PRODUCTS FUND III: BALANCED PORTFOLIO by its authorised signatory in the presence of:	/s/ Jeffrey Christian
Authorised Signatory (Signature)

Jeffrey Christian, Deputy Treasurer
/s/ Suzanne Joyce	Print name
Witness (Signature)

Suzanne Joyce
Print name

82 Devonshire St., V13F, Boston, MA 02109
Print address

(EXECUTION PAGE OF DEED OF UNDERTAKING)

SIGNED and DELIVERED AS A DEED on behalf of FIDELITY ADVISOR SERIES I: FIDELITY ADVISOR DIVIDEND GROWTH FUND by its authorised signatory in the presence of:	/s/ Jeffrey Christian
Authorised Signatory (Signature)

Jeffrey Christian, Deputy Treasurer
/s/ Suzanne Joyce	Print name
Witness (Signature)

Suzanne Joyce
Print name

82 Devonshire St., V13F, Boston, MA 02109
Print address

SIGNED and DELIVERED AS A DEED on behalf of FIDELITY SECURITIES FUND: FIDELITY DIVIDEND GROWTH FUND by its authorised signatory in the presence of:	/s/ Jeffrey Christian
Authorised Signatory (Signature)

Jeffrey Christian, Deputy Treasurer
/s/ Suzanne Joyce	Print name
Witness (Signature)

Suzanne Joyce
Print name

82 Devonshire St., V13F, Boston, MA 02109
Print address

SIGNED and DELIVERED AS A DEED on behalf of FIDELITY CAPITAL TRUST: FIDELITY VALUE FUND by its authorised signatory in the presence of:	/s/ Jeffrey Christian
Authorised Signatory (Signature)

Jeffrey Christian, Deputy Treasurer
/s/ Suzanne Joyce	Print name
Witness (Signature)

Suzanne Joyce
Print name

82 Devonshire St., V13F, Boston, MA 02109
Print address

(EXECUTION PAGE OF DEED OF UNDERTAKING)

SIGNED and DELIVERED AS A DEED on behalf of FIDELITY ADVISOR SERIES I: FIDELITY ADVISOR VALUE FUND by its authorised signatory in the presence of:	/s/ Jeffrey Christian
Authorised Signatory (Signature)

Jeffrey Christian, Deputy Treasurer
/s/ Suzanne Joyce	Print name
Witness (Signature)

Suzanne Joyce
Print name

82 Devonshire St., V13F, Boston, MA 02109
Print address

SIGNED and DELIVERED AS A DEED on behalf of FIDELITY PURITAN TRUST: FIDELITY LOW-PRICED STOCK FUND by its authorised signatory in the presence of:	/s/ Jeffrey Christian
Authorised Signatory (Signature)

Jeffrey Christian, Deputy Treasurer
/s/ Suzanne Joyce	Print name
Witness (Signature)

Suzanne Joyce
Print name

82 Devonshire St., V13F, Boston, MA 02109
Print address

(EXECUTION PAGE OF DEED OF UNDERTAKING)

SIGNED and DELIVERED AS A DEED on behalf of KENNEDY-WILSON INVESTMENTS, LLC by its authorised signatory in the presence of:	/s/ Matthew Windisch
Authorised Signatory (Signature)

Matthew Windisch
/s/ Mark Martin	Print name
Witness (Signature)

Mark Martin
Print name

9701 Wilshire Blvd., Beverly Hills, CA 90212
Print address

(EXECUTION PAGE OF DEED OF UNDERTAKING)

SIGNED and DELIVERED AS A DEED
on behalf of
WLR Recovery Fund IV, L.P.
by WLR Recovery Associates IV LLC
its General Partner
by WL Ross Group, L.P.
its Managing Member
by El Vedado LLC
its General Partner
by its authorized signatory

in the presence of:	/s/ Wilbur L. Ross, Jr.
Manager (Signature) Wilbur L. Ross, Jr.

/s/ Stephen J. Naughton
Witness (Signature) Stephen J. Naughton 1166 Avenue of the Americas, 25th Floor New York, New York 10036

SIGNED and DELIVERED AS A DEED
on behalf of
WLR Recovery Fund V, L.P.
by WLR Recovery Associates V LLC
its General Partner
by WL Ross Group, L.P.
its Managing Member
by El Vedado LLC
its General Partner
by its authorized signatory

in the presence of:	/s/ Wilbur L. Ross, Jr.
Manager (Signature) Wilbur L. Ross, Jr.

/s/ Stephen J. Naughton
Witness (Signature) Stephen J. Naughton 1166 Avenue of the Americas, 25th Floor New York, New York 10036

(EXECUTION PAGE OF DEED OF UNDERTAKING)

SIGNED and DELIVERED AS A DEED
on behalf of
WLR/GS Master Co-Investment, L.P.
by WLR Master Co-Investment GP, L.P.
its General Partner
by WL Ross Group, L.P.
its Managing Member
by El Vedado LLC
its General Partner
by its authorized signatory

in the presence of:	/s/ Wilbur L. Ross, Jr.
Manager (Signature) Wilbur L. Ross, Jr.

/s/ Stephen J. Naughton
Witness (Signature) Stephen J. Naughton 1166 Avenue of the Americas, 25th Floor New York, New York 10036

SIGNED and DELIVERED AS A DEED
on behalf of
WLR IV Parallel ESC, L.P.
by WLR Recovery Associates IV LLC
its attorney-in-fact
by WL Ross Group, L.P.
its Managing Member
by El Vedado LLC
its General Partner
by its authorized signatory

in the presence of:	/s/ Wilbur L. Ross, Jr.
Manager (Signature) Wilbur L. Ross, Jr.

/s/ Stephen J. Naughton
Witness (Signature) Stephen J. Naughton 1166 Avenue of the Americas, 25th Floor New York, New York 10036

(EXECUTION PAGE OF DEED OF UNDERTAKING)

SIGNED and DELIVERED AS A DEED on behalf of CAPITAL RESEARCH AND MANAGEMENT COMPANY by its authorised signatory in the presence of:	/s/ Michael J. Downer
Authorised Signatory (Signature)

Michael J. Downer, SVP and Secretary
/s/ Walt R. Burkley	Print name
Witness (Signature)

Walt R. Burkley
Print name

c/o 333 S. Hope Street, Los Angeles, CA 90071
Print address